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                                                                      EXHIBIT 12




             PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)


                                                                       Years Ended December 31,
                                                        -------------------------------------------------------
                                                        1997       1996          1995      1994        1993
                                                        -------------------------------------------------------
Earnings from continuing operations before
 income taxes                                             $468         $838     $1,136      $1,271       $778

Less: Equity in undistributed net income
 (loss) of companies owned less than 50%                   (32)           5          7           8          8
                                                      --------     --------   --------    --------   --------
                                                          $500          833      1,129       1.263        770

Add: Amortization of previously capitalized
 interest                                                   12           11         10           8          6

Fixed charges included in the above:
 Interest and amortization of debt expense                 121           82        121         139        209

Rental expense representative of an
  interest factor                                           38           37         35          35         32
                                                      --------     --------   --------    --------   --------

Earnings from continuing operations before
 income taxes and fixed charges                           $671         $963     $1,295      $1,445     $1,017
                                                      ========     ========   ========    ========   ========

Interest incurred and amortization of debt
 expense                                                    90          115        149         164        234

Rental expense representative of an
 interest factor                                            38           37         35          35         32
                                                      --------     --------   --------    --------   --------
Total fixed charges                                       $128         $152       $184        $199       $266
                                                      ========     ========   ========    ========   ========

Ratio of earnings to fixed charges                        5.25         6.33       7.05        7.24       3.82
                                                      ========     ========   ========    ========   ========